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                                                                      EXHIBIT 12

                           AVERY DENNISON CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in Millions)

                                                             2002         2001
                                                         ----------   ---------
Earnings
Income before taxes                                      $   364.8    $   359.8
Add:     Fixed Charges*                                       69.3         75.0
         Amortization of capitalized interest                  2.0          2.0
Less:    Capitalized interest                                 (3.9)        (6.9)
                                                         ----------   ---------
                                                         $   432.2    $   429.9
                                                         =========    =========

*Fixed charges:
         Interest expense                                $    43.7    $    50.2
         Capitalized interest                                  3.9          6.9
         Amortization of debt issuance costs                   0.7          0.3
         Interest portion of leases                           21.0         17.6
                                                         ---------    ---------
                                                         $    69.3    $    75.0
                                                         =========    =========

Ratio of Earnings to Fixed Charges                             6.2          5.7
                                                         =========    =========

The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, "earnings" consist of income before taxes plus fixed charges and amortization of capitalized interest, less capitalized interest. "Fixed charges" consist of interest expense, capitalized interest, amortization of debt issuance costs and the portion of rent expense (estimated to be 35%) on operating leases deemed representative of interest.